THIRD AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         THIS THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment") is made and entered into as of November __, 1999, by and among Mortgage Concepts, Inc., a Kentucky corporation ("Seller"), William P. Everslage, Jeffrey D. Houk (collectively "Shareholders"), Collateral One Mortgage Corporation, a Virginia corporation ("Purchaser") and First Chesapeake Financial Corporation, a Virginia corporation ("Financial").

         WHEREAS, Seller, Shareholders, Purchaser and Financial have previously entered into that certain Asset Purchase Agreement, as amended (the "Agreement"), wherein the Purchaser has agreed to purchase substantially all of the assets of Seller and certain related entities;

         WHEREAS, Seller, Shareholders, Purchaser and Financial desire to amend the Agreement in certain respects, all as hereinafter provided.

         NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Shareholders, Purchaser and Financial hereby amend the Agreement as follows:

         1. Section 2.1(b) of the Agreement is deleted in its entirety and in its place is substituted the following:

                  2.1 (b) on or before November 11, 1999, Purchaser shall pay Seller the sum of (i) Eight Hundred Thousand Dollars ($800,000.00); plus (ii) simple interest on the amount of $756,180 beginning October 9, 1999; less (iii) simple interest on the advances to Seller totaling $193,280 less authorized advances thereunder in cash or cashier's check or by wire transfer of funds to an account designated by Seller. Interest hereunder shall be calculated at a rate of twelve percent (12%) per annum. Calculations of the advances to Seller and accrued interest amounts are included as Attachments A-1 to A3 of this Third Amendment.

         2. Section 2.1(c) of the Agreement is deleted in its entirety and in its place is substituted the following:

                  2.1 (c) (i) in January 2000, Purchaser shall issue that number of unregistered shares of Financial common stock with a value of Two Hundred Fifty Thousand Dollars ($250,000.00) as determined by the posted closing price of Financial stock as listed on the NASDAQ Bulletin Board on the date of this Third Amendment.

                  2.1 (c) (ii) on or before the tenth day of each month beginning in February 2000 and concluding in May 2000 Purchaser shall pay Seller in cash, certified or cashier's check or by wire transfer the sum equal to 40% of the net operating profit for Collateral One Mortgage Corporation for the preceding month to an aggregate amount of Two Hundred Six Thousand One Hundred Eighty Dollars ($206,180.00). Any unpaid balance hereunder (the "Balloon Payment Amount") shall be added to and paid in accordance with the amounts payable in May 2000 under Section 2.1. (c) (iii) hereof.

                  2.1. (c) (iii) on or before June 1, 2000, Purchaser shall (1) pay Seller in cash, certified or cashier's check or by wire transfer the sum of Four Hundred Sixty Two Thousand Five Hundred Dollars ($462,500.00) plus any Balloon Payment Amount, as adjusted pursuant to Section 2.2 below, and (2) shall issue that number of unregistered shares of Financial common stock with a value of Two Hundred Forty Three Thousand Seven Hundred Fifty Dollars ($243,750.00) as determined by the posted closing price of Financial stock as listed on the NASDAQ Bulletin Board on the Closing Date ("Shares"), adjusted pursuant to section 2.2 below (collectively, the payments set forth in this section 2.1(c), the "Final Payment"). Purchaser, in its sole and absolute discretion, may defer payment of the Final Payment for a period of ninety (90) days following the Anniversary Date so that the adjustment set forth in section 2.2(a), if any, may be calculated by its outside accounting firm. In the event that Purchaser defers payment of the Final Payment after June 1, 2000, interest shall accrue on the unpaid balance of the Final Payment (minus any adjustment pursuant to section 2.2(a)) at the rate of six percent (6 %) per annum from the Anniversary Date until paid. The remainder of the Purchase Price shall be payable in accordance with section 2.3(c).

         3. Section 2.2 (b) of the Agreement is deleted in its entirety and in its place is substituted the following:

                  2.2 (b) In the event that there is a reduction in the Final Payment pursuant to the above formula, Purchaser, in its sole discretion, shall elect whether the reduction shall first be made against the payment set forth in section 2.1(c)(1) or against the payment set forth in section 2.1(c)(2). In any case, any reduction made against the payment set forth in section 2.1(c)(1) shall not exceed a maximum of fifty percent (50%) of that total cash payment amount set forth in Section 2.1 (c)(iii)(1) with the balance of any adjustment against the payments of stock set forth in Sections 2.1(c)(iii)(2). 2.3(b)(i) and/or 2.3(b)(ii) herein.

         4. Section 2.3 (a) of the Agreement is deleted in its entirety and no further advance payments shall be made.

         5. Section 2.3 (b) of the Agreement is deleted in its entirety and in its place is substituted the following:

                  2.3 (b) (i) For the period beginning June 1, 2000, at the end of each subsequent calendar quarter, Purchaser shall issue that number of unregistered shares of Financial common stock with a value equal to seventy percent (70%) of the net operating profits of Purchaser for such quarter as determined by the posted closing price of Financial stock listed on the NASDAQ Bulletin Board on the date of this Third Amendment; provided that the maximum number of shares of stock payable to Seller pursuant to this Section 2.3(b)(i) shall equal that number of shares with a value equal of Five Hundred Thousand Dollars ($500,000.00) as determined by the posted closing price of Financial stock listed on the NASDAQ Bulletin Board on the date of this Third Amendment, at which time the payments shall end.

                  2.3 (b) (ii) Upon the termination of such payments, at the end of each subsequent calendar quarter, Purchaser shall issue that number of unregistered shares of Financial common stock with a value equal to seventy percent (70%) of the net operating profits of Purchaser for such quarter as determined by the posted closing price of Financial stock listed on the NASDAQ Bulletin Board on the Closing Date; provided that the maximum number of shares of stock payable to Seller pursuant to this Section 2.3(b)(ii) shall equal that number of shares with a value equal of Two Hundred Forty Three Thousand Seven Hundred Fifty Dollars ($243,750.00) as determined by the posted closing price of Financial stock listed on the NASDAQ Bulletin Board on the Closing Date.

         6. Section 2.7 of the Agreement is deleted in its entirety and Seller does hereby relinquish any and all rights to unwind under the Agreement and does hereby release its first priority security interest in all issued and outstanding shares of stock of Purchaser.

         7. The Registration Rights Agreement with Seller and/or the Shareholders included as Exhibit 2.4(b) is hereby amended to encompass all additional shares of Financial common stock identified in this Third Amendment to the Agreement.

         8. This Third Amendment is conditional upon delivery of the payment described in Section 2.1(b). In the event the payment is not made, the Agreement shall be deemed to exist in its form on the day prior to execution of this Third Amendment.

In all other respects, the Agreement is hereby ratified and approved by the parties. In the event that there is a conflict between this Third Amendment and the Agreement, this Third Amendment shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first set forth above.





PURCHASER:                          COLLATERAL ONE MORTGAGE CORPORATION,
                                       a Virginia corporation



                                             By:______________________________
                                             Its:_____________________________




SELLER:                             MORTGAGE CONCEPTS, INC.,
                                             a Kentucky corporation



                                             By:______________________________
                                             Its:_____________________________



SHAREHOLDERS:                       WILLIAM P. EVERSLAGE



                                    __________________________________________

                                    JEFFREY D. HOUK



                                    __________________________________________



FINANCIAL:                          FIRST CHESAPEAKE FINANCIAL CORPORATION,
                                       a Virginia corporation



                                             By:______________________________
                                             Its:_____________________________